Exhibit 10.77

Execution Version

[***] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ADMINISTRATIVE SERVICESAGREEMENT

by and between

BLOOM ENERGYCORPORATION,

and

2015 ESA HOLDCO, LLC

Dated as of June 25, 2015

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”) is made as of June 25, 2015 (the “Effective Date”), by and among 2015 ESA HOLDCO, LLC, a Delaware limited liability company (the “Company”) and BLOOM ENERGY CORPORATION, a Delaware corporation (the “Administrator”). The Company and the Administrator are sometimes referred to herein individually as a “Party” and collectively as the “Parties”

PRELIMINARY STATEMENTS

A. The Company owns 100% of the issued and outstanding membership interests in 2015 ESA Projectco, LLC (the “Project Company”).

B. Through its ownership of the Project Company, the Company will own an indirect 100% interest in the Portfolio (as defined below).

C. Clean Technologies 2015, LLC, a Delaware limited liability company (“Clean Technologies”), and 2015 ESA Investco, LLC, (the “Investor”), will enter into that certain Amended and Restated Limited Liability Company Agreement of 2015 ESA HoldCo, LLC (the “Company LLC Agreement”).

D. The Members of the Company have agreed in the Company LLC Agreement to delegate day-to-day management of the Company to the Administrator, in conjunction with the services to be provided by Bloom Energy Corporation under the PUMA.

E. The Company, as sole member of the Project Company, has also agreed in the Project Company LLC Agreement to cause the Project Company to delegate day-to-day management of the Project Company to the Administrator.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions. Unless the context requires otherwise or this Agreement expressly provides otherwise, capitalized terms used in this Agreement have the following meanings and capitalized terms not defined in this Agreement have the meanings given to such terms in the Company LLC Agreement:

“Administration Fee” is defined in Section 4.01(a).

“Administrator” is defined in the Preamble.

“Affiliate” is defined in the PUMA.

“Agreement” is defined in the Preamble.

“Applicable Law” means any treaty, constitution, law, statute, ordinance, rule, order, decree, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any Governmental Authority.

“Bloom System” or “Bloom Systems” is defined in the PUMA.

“BOF” is defined in the PUMA.

“Business Day” is defined in the PUMA.

“Calendar Year” means the calendar year beginning January 1 and ending on December 31, and in the case of the initial Calendar Year, the period beginning on the Effective Date and ending on December 31, 2015.

“Certified Public Accountant” means, at any time, the Certified Public Accountant appointed by the Company pursuant to the Company LLC Agreement.

“Clean Technologies” is defined in the Preliminary Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement of Operations” is defined in the PUMA.

“Company” is defined in the Preamble.

“Company LLC Agreement” is defined in the Preliminary Statements.

“Confidential Information” is defined in Section 11.08.

“Credit Agreement” means that certain Credit Agreement, dated as of June 25, 2015, by and among the Project Company and each Lender party thereto.

“Documentation” means all written invoices, receipts, billing statements, payment notices, wire receipt and payment notifications, bank statements and other similar written evidence of (i) amounts payable by the Company to any Person and (ii) amounts received or receivable by the Company from any Person.

“ECCA” means the Equity Capital Contribution Agreement with respect to the Company, dated as of June 25, 2015, by and between Clean Technologies and the Investor.

“Effective Date” is defined in the Preamble.

“Emergency Expenditure” is defined in Section 4.01(b).

“Environmental Laws” means all Applicable Laws pertaining to Hazardous Substances, the environment, human health, safety and natural resources to the extent applicable with respect to the property or operation to which application of the term “Environmental Laws” relates.

“Event of Default” is defined in Section 8.01.

“Excluded Expenses” is defined in Section 4.01(b).

“Exelon” is defined in the Preliminary Statements.

“Facility” is defined in the PUMA.

“Financing Documents” means the Credit Agreement, depositary agreement, security agreement, pledge agreement, interparty agreement, and any promissory note or interest rate hedge agreement, and any other material agreement entered into in connection therewith, including without limitation any “Financing Document” as defined in the Credit Agreement.

“Governmental Authority” means any national, provincial, regional, municipal or local authority, body, agency, ministry, court, judicial or administrative body, taxing authority, regulatory authority or other governmental organization having jurisdiction or effective control over any of the Parties or any Facility.

“Hazardous Substances” means any hazardous or toxic material, substance or waste, pollutant, contaminant or solid waste as defined under applicable Environmental Laws, including petroleum, petroleum products, asbestos, polychlorinated biphenyls and radioactive materials.

“Interconnection Agreement” is defined in the PUMA.

“Investment Documents” is defined in the ECCA.

“Investor” is defined in the Preliminary Statements.

“kW” means kilowatt.

“Legal Requirement” is defined in the PUMA.

“Lender” means the lender parties to the Credit Agreement and any trustee or agent acting on behalf of such lender parties.

“Losses” is defined in Section 9.01(a).

“Nonreimbursable Services” shall consist of the following services to be provided with respect to the Company: (a) supervision and monitoring of the Service Providers and Seller, (b) bookkeeping and record keeping, (c) preparing a draft operating budget for the Project Company for consideration and approval by the Managing Member, (d) reporting to and communication with the Managing Member regarding matters subject to the supervision of the Administrator under this Agreement, (e) preparation and submittal of (i) Documentation, and, in the case of an Emergency Expenditure, oral notification, necessary in order to remit funds of the Company for payment of the Company’s expenses and (ii) other Documentation necessary to perform the obligations hereunder, (f) depositing funds into the accounts maintained on behalf of the Company pursuant to Section 2.01(s) hereof, (g) payment of the Company’s expenses, (h) the making of distributions from Available Cash Flow in accordance with the provisions hereof and the Company LLC Agreement, (i) preparation and submittal of capital contribution draw requests for the Company, as contemplated by the Company LLC Agreement, (j) audit and tax-related services, and (k) performing all other administrative tasks, as required under the Financing Documents and under the Investment Documents.

“Operator” means the operation and maintenance contractor for the Facilities, which at the date of this Agreement is the “Seller” as defined in the PUMA.

“Permits” means all Governmental Approvals that are necessary under applicable Legal Requirements or this Agreement to have been obtained at such time to test, operate, maintain, repair, lease, own or use the Portfolio as contemplated in this Agreement to sell electricity from the Portfolio or for a Party to enter into this Agreement or to consummate any transaction contemplated hereby, in each case in accordance with all applicable Legal Requirements.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Person” is defined in the PUMA.

“Policy” is defined in the PUMA.

“Portfolio” is defined in the PUMA.

“PPA” is defined in the PUMA

“PPA Customer” is defined in the PUMA.

“Principal Facility Documents” is defined in the ECCA.

“Project Company” is defined in the Recitals.

“Project Company LLC Agreement” means the limited liability company agreement of the Project Company, dated as of June 25, 2015, as such agreement may be amended, supplemented, or replaced from time to time.

“Prudent Administrative Practices” means performing the Services with the degree of professional skill, care and diligence as that expected of a competent professional manager experienced in carrying out services of the same or similar size, scope and nature of the Services and to the extent required, those practices, methods, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by a significant portion of the grid-tied fuel cell electrical generation industry operating in the United States as good, safe and prudent practices in connection with the administration of electrical and other equipment, facilities and improvements of such electrical generating facility and the other services contemplated herein, including any applicable practices, methods, acts, guidelines, standards and criteria of the Federal Energy Regulatory Commission and all applicable Legal Requirements.

“PUMA” means the Amended and Restated Purchase, Use and Maintenance Agreement between the Project Company and the Seller, dated as of June 25, 2015, as such agreement may be amended, supplemented, or replaced from time to time.

“Representative” is defined in the PUMA.

“Seller” means Bloom Energy Corporation, in its capacity as seller under the PUMA.

“Service Provider” means each third party hired by the Company to perform fiscal, administrative or other services for the Company.

“Services” means the responsibilities of the Administrator under Article II. “Site” is defined in the PUMA.

“System Capacity” is defined in the PUMA.

“Term” is defined in Section 7.01.

“Transmitting Utility” is defined in the PUMA.

“Warranty Period” is defined in the PUMA.

Section 1.02 Other Definitional Provisions.

(a) As used in this Agreement and in any certificate or other documents made or delivered pursuant hereto or thereto, financial and accounting terms not defined in this Agreement or in any such certificate or other document, and financial and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, will have the respective meanings given to them under GAAP. To the extent that the definitions of financial and accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under GAAP, the definitions contained in this Agreement or in any such certificate or other document will control.

(b) The words “hereof”, “herein”, “hereunder”, and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article and Section references contained in this Agreement are references to Articles and Sections in this Agreement unless otherwise specified. The term “including” will mean “including without limitation”.

(c) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

(d) Any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means (unless otherwise indicated herein) such agreement, instrument or statute as from time to time amended, amended and restated, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

(e) A reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit.

(f) Any references to a Person are also to its permitted successors and assigns.

ARTICLE II

RESPONSIBILITIES

Section 2.01 Administrator’s Responsibilities. During the Term, the Administrator shall provide the following Services on behalf of the Company:

(a) Where necessary or desirable, at the Company’s sole expense, as applicable, (i) subject to Section 4.01(c), taking of such actions as are necessary to enforce each Service Provider’s or Seller’s compliance with its obligations to the Company and (ii) subject to Section 4.01(c) and in accordance with the Member consent requirements set forth in the Company LLC Agreement, hiring, firing and/or replacing any Service Provider;

(b) Represent the Company in local community relations (including assisting in the coordination of public statements regarding the Company);

(c) Prepare and promptly pay, or cause to be paid, on behalf of the Company, any amounts required to be paid by the Company under any contract to which the Company is a party or otherwise; provided that nothing herein shall imply any duty of the Administrator under any circumstances to expend its own funds in payment of the expenses of the Company;

(d) Maintain major maintenance and other reserves for the Company from time to time as directed by, and upon terms established by, the Managing Member or the Company or under the Financing Documents;

(e) In accordance with and subject to the provisions of the Company LLC Agreement, maintain complete and accurate financial books and records of the operations of the Company on an accrual basis in accordance with prudent business practices and GAAP and make such books and records available for inspection and copying during normal business hours on its premises, upon reasonable prior notice, by any Person authorized under the Company LLC Agreement or by the Managing Member to inspect or copy such books and records, subject to appropriate confidentiality safeguards;

(f) In accordance with and subject to the provisions of the Company LLC Agreement, maintain at the Company’s principal office (and permit access thereof during normal business houes to any Person authorized under the Company LLC Agreement or by the Managing Member to have such access) (i) true and full information regarding the status of the financial condition of the Company, including any financial statements that are available, until the statute of limitations expires on any IRS audit of the Company tax year to which such information and financial statements relate; (ii) minutes of the proceedings of the Members; (iii)

promptly after becoming available, copies of the federal, state, and local income and other tax returns of the Company for each year; (iv) a current list of the name and last known business, residence or mailing address of each member of the Company; (v) a copy of the Company LLC Agreement, the Company’s certificate of formation, and all amendments thereto, and copies of written consents of the members or managers of the Company; (vi) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property and services contributed by each Member, and the date upon which each became a Member; (vii) copies of records that would enable a Member to determine the Member’s relative shares of the Company’s distributions from Available Cash Flow and the Member’s relative voting rights; and (viii) all records related to the production and sale of energy and environmental attributes from the Facilities;

(g) Perform on behalf of the Company all reporting and other routine management responsibilities reasonably believed by the Administrator to be required under the contracts to which the Company is a party, including representing the Company in ordinary course business matters with third parties arising thereunder;

(h) Perform on behalf of the Company all routine administrative services reasonably required in connection with maintaining the Company’s existence and operations, such as the filing of limited liability company reports;

(i) Notify the Managing Member and the Members of any variance or anticipated variance in the aggregate expense amount for the Company in any Calendar Year by [***] or more from the amount set forth in the applicable Annual Budget, promptly after learning of such variance or anticipated variance;

(j) (i) Provide such readily available information to the Members as they may reasonably request from time to time and (ii) subject to Site rules established by the Company or the Project Company, provide access as reasonably requested for the Members, and their personnel and accompanied agents or consultants, to the Facilities;

(k) (i) Advise the Company to engage Service Providers as reasonably believed by the Administrator to be necessary or desirable, or (ii) if instructed by the Managing Member, perform services for the Company which are not being performed by the Operator under the PUMA;

(1) (i) Procure and maintain all required Permits, prepare and submit all filings of any nature which are required to be made thereunder and represent the Company in matters with governmental authorities relating thereto, and (ii) prepare and submit, or cause to be prepared and submitted, all filings and notices of any nature which are required to be made by the Company under the terms of any Permit held by the Company or any laws, regulations or ordinances applicable to the Company or the Facilities;

(m) Not take any action or omit to take any action as would cause the Company in any material respect to violate any federal, state or local laws and regulations, including Environmental Laws, and to the extent that the Administrator has knowledge of any such

[***] Confidential Treatment Requested

existing or prospective violation take, or direct Service Providers to take, commercially reasonable actions, at the sole expense (but subject to Section 4.01(c)) of the Company (unless such existing or prospective violation arises from breach of the Administrator’s duties hereunder), to redress or mitigate any such violation;

(n) (i) Give prompt written notice to the Members and the Company of any litigation, material disputes with governmental authorities, or material force majeure events under the Principal Facility Documents and material losses suffered by the Company promptly after learning of the same, and (ii) furnish to the Members and the Company, or direct a Service Provider to so furnish, copies of all material documents furnished to the Company or the Administrator by any governmental authority or furnished to any governmental authority by the Company;

(o) Notify the Members within five (5) of obtaining actual knowledge of any (i) notice of default delivered by a party to a Principal Facility Document to the Administrator or the Managing Member or (ii) material default by a party to a Principal Facility Document (other than the Company, the Project Company, the Administrator or any Affiliate thereof) under such Principal Facility Document;

(p) In accordance with and subject to the provisions of the Company LLC Agreement, submit for approval of the Managing Member (or, if required under the terms of the Company LLC Agreement, for Consent of the Class A Members), a proposed annual operating budget for the Project Company, which, subject to the provisions of the Company LLC Agreement, would become the Annual Budget;

(q) Perform and discharge all responsibilities and functions assigned to the Administrator under or pursuant to the Company LLC Agreement as in effect as of the date hereof (or as amended and accepted by the Administrator) in accordance with the terms set forth in the Company LLC Agreement;

(r) Prepare, or cause to be prepared, each of the reports, updated schedules and notices required to be prepared pursuant to the Company LLC Agreement and deliver such reports, updated schedules and notices to the Company and any Member or such other Person to whom any such report, schedule or notice is to be provided under the terms of the Company LLC Agreement within the time periods specified therein;

(s) Maintain, in the name and for the exclusive benefit of the Company, accounts at one or more banks or other financial institutions for the deposit of all funds received by the Company during the Term, and invest such funds in accordance with the investment provisions of the Company LLC Agreement, as applicable; provided, that nothing herein shall imply any guarantee or undertaking by the Administrator with respect to the collection of amounts due to the Company or return on such investments;

(t) In accordance with and subject to the provisions of the Company LLC Agreement (i) prepare and file or cause to be prepared and filed by the Certified Public Accountant on behalf of the Company, on a timely basis, all federal, state and local tax returns and related information and filings required to be filed by the Company or deliver to the Members such tax returns pursuant to the Company LLC Agreement, including each Member’s IRS Form K-1, and (ii) pay out of the Company’s funds, as applicable, all taxes and other governmental charges shown to be due thereon before they become delinquent and make all federal, state and local tax elections in accordance with the provisions of the Company LLC Agreement, as applicable;

(u) Promptly inform the Company and the Members of any proposed action or decision that would require the Consent of the Class A Members or the Consent of the Members, as applicable, under the Company LLC Agreement, and not take or permit any such action or decision without the prior required consent, as applicable, in accordance with the Company LLC Agreement;

(v) In accordance with and subject to the provisions of the Company LLC Agreement, if so instructed by the Tax Matters Member, (i) direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level, (ii) promptly deliver to each Member a copy of all notices, communications, reports and writings received from the IRS relating to or potentially resulting in an adjustment of Company items, (iii) promptly advise each Member of the substance of any conversations with the IRS in connection therewith and keep the Members advised of all developments with respect to any proposed adjustments that come to its attention; (iv) provide each Member with a draft copy of any correspondence or filing to be submitted by the Company in connection with any administrative or judicial proceedings relating to the determination of Company items at the Company level reasonably in advance of such submission; (v) incorporate all reasonable changes or comments to such correspondence or filing requested by any Member; (vi) provide each Member with a final copy of correspondence or filing; and (vii) provide each Member with notice reasonably in advance of any meetings or conferences with respect to any administrative or judicial proceedings relating to the determination of Company items at the Company level (including any meetings or conferences with counsel or advisors to the Company with respect to such proceedings);

(w) Prepare (or cause to be prepared) the financial statements required to be prepared pursuant to the Company LLC Agreement, within the time periods specified therein;

(x) Make distributions from Available Cash Flow as provided under the relevant provisions of the Company LLC Agreement;

(y) Make draws under any working capital facilities or credit facilities for the Company, and cause such funds to be deposited into the Company’s accounts and in accordance with such working capital facilities’ or credit facilities’ documentation;

(z) Establish and administer any escrow arrangements to which the Company is a party, as well as any letters of credit, bonds or other similar support instruments posted by the Company;

(aa) Notify the Members promptly of the receipt of any communication as to any deficiencies in the Company’s accounting practices from the Certified Public Accountant, or of the resignation of the Certified Public Accountant;

(bb) Maintain a register of membership interests of the Company and record therein any (i) transfers of membership interests made in accordance with the terms of the Company LLC Agreement and (ii) security interests of a secured party pursuant to any security interest permitted under the Company LLC Agreement;

(cc) Prepare equity contribution notices (and accompanying documentation) in accordance with the Company LLC Agreement, and deliver them to the Managing Member and each Member of the Company;

(dd) Perform all other administrative tasks required in relation to and for the Company and the Project Company under the Investment Documents;

(ee) Perform the Nonreimbursable Services; and

(ff) Perform such other administrative tasks related to and consistent with the scope of the Services described herein and in the Company LLC Agreement as the Managing Member may reasonably request from time to time.

Section 2.02 Separateness. The Administrator shall maintain its existence separate and distinct from any other Person, including maintaining in full effect its existence, rights and franchises as a corporation under the laws of the State of Delaware and obtaining and preserving its qualification to do business in each jurisdiction in which such qualification is or will be necessary to protect the validity and enforceability of this Agreement.

Section 2.03 [reserved]

Section 2.04 Re-marketing and Re-deployment Obligations. In the event that the Project Company has distributed to the Company any Bloom System in respect of which a PPA Customer has made a payment of Termination Value pursuant to the relevant PPA and the Lenders have released their lien on such Bloom System, Administrator will use all commercially reasonable efforts to resell or redeploy such Bloom System, including, but not limited to, taking the following actions for the benefit of the Company: (a) de-install, crate, transport and store such Bloom System until Administrator has been able to arrange for its resale or redeployment, (b) use all commercially reasonable efforts to resell or redeploy such Bloom System on a nondiscriminatory basis with respect to other similar equipment of Administrator, such efforts to include distributing to its sales organization information on the availability, location and price of such Bloom System, and agreeing to provide to a prospective purchaser of such unit or the output thereof, as applicable, at no cost to such purchaser a certificate of maintainability with respect to such unit, (c) at the Company’s expense, cause such Bloom System to be reinstalled at the applicable purchaser’s Site at Administrator’s then prevailing installation rates, including procuring and installing all necessary balance of Facility equipment related thereto, provided that Administrator shall use good faith efforts to include the cost of installation in the cost imputed to the subsequent host, offtaker, or owner (d) cause such Bloom System to be refurbished or reconfigured as necessary or appropriate, in Administrator’s reasonable judgment, at the Company’s expense, to facilitate such resale or redeployment, provided that Administrator shall use good faith efforts to include the cost of refurbishment or reconfiguration in the cost imputed to the subsequent host, offtaker, or owner, and (e) enter into an operations and maintenance agreement (or, at Company’s request negotiate with an appropriate operations and maintenance provider) for all necessary operations and maintenance services necessary to operate such Bloom System following resale or redeployment at the Administrator’s then prevailing maintenance rates for similar equipment and including a scope of work, performance guaranties, and indemnification provisions appropriate in light of the terms of the applicable resale or redeployment agreement(s). In addition, to the extent that the Company owes any obligations to any PPA Customer with respect to a Bloom System in connection with such re-marketing and resale or redeployment, Administrator will perform, on behalf of the Company, all such obligations including, without limitation, preparing and promptly paying, or causing to be paid, on behalf of the Company out of the proceeds of such resale or redeployment, any amounts required to be paid by the Company under any contract related to such resale or redeployment. All reasonable costs and expenses (including a reasonable allocation of personnel hours) incurred by the Administrator in connection with the actions described in this Section 2.04 shall be reimbursed by the Company.

ARTICLE III

STANDARD OF PERFORMANCE

Section 3.01 Standard of Performance. The Administrator shall perform the Services in accordance with applicable law and Prudent Administrative Practices; provided that the Administrator shall be deemed to have satisfied its duties in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of Principal Facility Documents, by relying conclusively on the advice of qualified legal counsel and/or qualified industry consultants engaged to advise the Company with respect to such matter or circumstance; and provided, further, that it shall not be a breach of Prudent Administrative Practices and the Administrator shall not be responsible hereunder for the gross negligence or willful misconduct of, or breach of contract by, any Service Provider engaged by the Administrator pursuant to a contract that requires such Service Provider to perform its duties in accordance with Prudent Administrative Practices and if such Person is sufficiently qualified to perform such duties and the Administrator is diligent in its oversight of such Persons. Without limiting the foregoing, in its performance of the obligations the Administrator may enter into any settlement of claims, litigation or arbitration relating to the agreements described therein unless such settlement requires the Consent of the Class A Members or the Consent of the Members as provided in the Company LLC Agreement. It is understood and agreed by the Company and the Administrator that the Administrator is not guaranteeing or undertaking, in its capacity as Administrator, to procure any financial or other outcome with respect to the Company or the Portfolio, or providing any guarantees relating to the performance of the Portfolio.

Section 3.02 No Liability. The Administrator shall have no liability under this Agreement for (a) failure to take actions which it is not obligated to take pursuant to this Agreement and as to which it has requested the consent of the Managing Member (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Company LLC Agreement) for the Administrator to perform such actions if such consent is not timely given (including actions requiring a variance from the Annual Budget for which a request for variance by the Administrator has been made and not timely approved), or (b) actions taken at the direction of the Managing Member in accordance with the terms of the Company LLC Agreement (and/or the applicable Members where consent of any Members other than or in addition to the Managing Member is required under the Company LLC Agreement) that are consistent with the scope of Services hereunder, or (c) failure to take actions requiring the expenditure of Company funds in accordance with the Annual Budget if such funds are not available (for reasons other than a failure of the Administrator to provide, or cause a third party to provide, the Nonreimbursable (Services or Services, as applicable, in accordance with this Agreement).

ARTICLE IV

REIMBURSEMENT AND PAYMENT

Section 4.01 Administration Fee; Reimbursable Expenses.

(a) (i) The annual administration fee owed by the Company to the Administrator for the Services shall be an amount equal to one dollar ($1.00) (the “Administration Fee”), due in annual installments. The Parties acknowledge that the Administration Fee is a fair price, negotiated at arms-length, for the Services.

(b) In connection with matters within the Annual Budget, and matters outside of the parameters of the Annual Budget but authorized pursuant to this Section 4.01(b), the Company will reimburse the Administrator from the Company’s funds for the following expenses (other than any such expenses that constitute Excluded Expenses): (i) all reasonable out-of-pocket expenses of Administrator’s personnel performing work in the capacity as Administrator, (ii) all Emergency Expenditures and (iii) reasonable expenses of unaffiliated third parties (other than any such Persons performing Nonreimbursable Services) which, for the convenience of the Company, perform services by contract with the Administrator rather than directly with the Company, provided that the Members have consented to such arrangement. For purposes of this Section 4.01(b), (x) “Excluded Expenses” shall mean costs incurred by Administrator in employing its personnel (other than amounts payable to its personnel as described in clause (i) above), including costs associated with wages, benefits, workers’ compensation insurance and home office expenses and costs incurred to retain unaffiliated third parties to perform Nonreimbursable Services, and (y) an “Emergency Expenditure” shall mean an expense with respect to the Company, the Project Company or the Portfolio that is not included in the Annual Budget and which is incurred, in the reasonable judgment of the Administrator, to avoid or to mitigate an imminent risk of physical injury to any Person or damage to any property, or an imminent violation of law and with respect to which there is not a reasonable opportunity to convene a meeting of the Members in order to obtain prior approval of the expense. The Administrator shall give prompt written notice to the Members of any Emergency Expenditure. Notwithstanding any of the foregoing, for the avoidance of doubt, to the extent an obligation of the Administrator is expressly to be performed at the sole expense of the Company, is not in violation of the express terms of this Agreement, and is not a Nonreimbursable Service, the Administrator shall be reimbursed by the Company for any amount (other than Excluded Expenses) expended from its own funds to perform such obligations.

(c) If the Administrator engages any third party to perform any Nonreimbursable Services, it shall be responsible for paying any fees and expenses of such third party and shall not be able to seek reimbursement therefor; provided that the Administrator shall not be responsible for paying any fees and expenses of such third party from its own funds (and shall be able to seek reimbursement therefor) if directed by the Members or the Managing Member, or if otherwise required under the Investment Documents or Principal Facility Documents, to engage any third party to perform any Nonreimbursable Services.

Section 4.02 Billing and Payment. Within fifteen (15) days following the Administrator’s submission of an invoice to the Managing Member reflecting (i) any expenses due and payable by the Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such expenses and the basis for reimbursement thereof), and (ii) the annual Administration Fee due and payable by the Company (and including invoices and other material identifying and substantiating, in reasonable detail, the nature of such costs and the basis for reimbursements):

(a) The Managing Member shall approve such payment to the Administrator of (i) the expenses, and (ii) the portion of the Administration Fee specified in such invoice, less any portion of such expenses and Administration Fee that is disputed in good faith by a Member, which payment shall be made within thirty (30) days of such approval; provided that any invoiced amount incurred in accordance with the Annual Budget shall be deemed approved and shall be paid unless the Managing Member or Member, as applicable, shall dispute in good faith such payment for reasons unrelated to the Annual Budget; and

(b) The Parties shall attempt to resolve any such disputed portion in accordance with Article VI hereof and any amount owed hereunder which remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the lesser of a monthly rate of one and five-tenths percent (1.5%) or the highest rate permissible by law, with such interest beginning to accrue from the first (1st) day after such amount became due and payable.

Section 4.03 Records. The Administrator shall retain copies of invoices submitted by it under Section 4.02, and of any third party invoices or similar Documentation contained or reflected therein, for a minimum period of three (3) years or such longer period as required by applicable law. Records maintained by the Administrator pursuant to this Section 4.03 shall be the property of the Company and shall not be destroyed, unless the Company shall have consented to such destruction in writing or declined in writing to accept possession of the records after the Administrator has advised the Company that the records will be destroyed.

ARTICLE V

DELAYS

Section 5.01 Conditions. If the Administrator becomes aware of any event or circumstance that could materially delay or prevent its performance of any of its obligations hereunder, the Administrator shall give prompt notice thereof to the Managing Member.

Section 5.02 Mitigation of Delay. The Administrator shall attempt in good faith to minimize any such delay in or prevention of performance of its obligations hereunder, provided, however, that the Administrator shall not be obligated to undertake or perform any actions which are prohibited by contract or any Applicable Law or that would expose the Administrator to any material risk of liability or to any expense for which the Administrator is entitled to reimbursement or indemnification hereunder and which is not reasonably expected to be promptly reimbursed or indemnified hereunder.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.01 Procedure.

(a) The Parties shall attempt, in good faith, to resolve or cure all disputes, controversies or claims relating to this Agreement by mutual agreement in accordance with this Article VI before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VI is referenced in the provision of this Agreement which is the basis for any such dispute).

(b) If a Party believes that a dispute, controversy or claim under this Agreement has arisen, such Party shall within ten (10) days after such dispute, controversy or claim arises, give notice thereof to the other affected Party and the Managing Member, which notice shall describe in reasonable detail the basis and specifics of the dispute, controversy or claim. A meeting or conference call shall be held promptly, and in no case later than five (5) days following delivery of such notice, attended by representatives of the Parties with decision-making authority regarding the dispute, controversy or claim to attempt in good faith to negotiate a resolution.

(c) If, within twenty-one (21) days following the meeting or conference call required pursuant to Section 6.01(b), the affected Parties are unable to resolve the dispute, any affected Party may pursue whatever rights it has available under this Agreement, at law or in equity in accordance with Section 11.03 herein and subject to the limitations of liability set forth herein.

(d) In the event of any dispute arising out of or relating to this Agreement, each Party hereby consents to service of process made to the addressees set forth in Section 11.05 herein either by overnight delivery by a nationally recognized courier or by certified first class mail, return receipt requested, and hereby acknowledges that service by such means shall constitute valid and lawful service of process against the Party being served.

(e) Each Party hereby agrees that, in the event of any dispute arising out of or relating to this Agreement that involves or is related to a matter involving Seller or Operator, it will not oppose the joinder of Seller or Operator to such action or proceeding.

ARTICLE VII

COMMENCEMENT AND TERMINATION

Section 7.01 Term. This Agreement commenced on the date hereof and, except as otherwise provided in this Agreement, shall remain in full force and effect until the date that the Warranty Period under the PUMA has expired for all of the Facilities in the Portfolio (the “Term”). In connection with the expiration of the Term or any termination pursuant to Section 7.02, the Administrator shall cooperate with all reasonable requests of the Company in connection with the transition of Services performed by Administrator (including the transferring of the records in Administrator’s possession) to the entity selected by the Company to undertake the Services.

Section 7.02 Resignation of Administrator. The Administrator may resign at any time following the sale of Clean Technologies to a non-Affiliate of Administrator or a Transfer of all Class B Interests held by Clean Technologies or an Affiliate of Clean Technologies made in accordance with the Company LLC Agreement, by giving not less than thirty (30) days prior written notice of such resignation to the Company; provided that Administrator’s resignation shall become effective only upon the appointment of a successor pursuant to the terms of the Company LLC Agreement that assumes (or causes an Affiliate to assume) the duties of the Administrator hereunder or that has engaged a Person that is recognized nationally as having substantial experience managing and operating fuel cell power facilities at a cost that is not substantially greater than as under this Agreement.

Section 7.03 Early Termination. This Agreement may not be terminated prior to the end of the Term except:

(a) by mutual agreement of the Parties; or

(b) pursuant to Section 8.02 or 8.03.

Section 7.04 Accrued Fees. If this Agreement is terminated under Section 7.03(a) or by the Administrator under Section 7.03(b), the Administrator will continue to be entitled to all Administration Fees and other amounts payable to it under this Agreement in respect of the period until the date of termination.

ARTICLE VIII

DEFAULT

Section 8.01 Events of Default. Subject to the provisions of Article VI (Dispute Resolution), each of the following events shall be an event of default (“Event of Default”) under this Agreement regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceeding which has or might have the effect of preventing such Party from complying with the terms of this Agreement:

(a) Failure by a Party to make any payment required to be made hereunder, if such failure shall continue for twenty (20) days after written notice thereof has been given to the non-paying Party;

(b) If there shall occur (i) any failure by the Administrator to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01, or (ii) a gross dereliction by the Administrator of, or gross negligence or fraud by the Administrator in relation to, its duties under this Agreement, and such failure or act described in clause (i) or (ii) continues for thirty (30) days after receipt by the Administrator of written notice of such breach; or

(c) Failure by the Company to comply in any material respect with any term, provision or covenant of this Agreement (other than a failure addressed by another paragraph of this Section 8.01, and such failure continues for thirty (30) days after receipt by the Company of written notice of such breach.

Section 8.02 Bankruptcy. Subject to the rights or remedies it may have, any Party shall have the right to terminate this Agreement, effective immediately, if, at any time, any other Party (or, in the case of the Administrator, any Person that Controls the Administrator) shall file a voluntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency, or other relief for debtors, whether federal or state, or shall seek, consent to, or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties, or a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute or law relating to bankruptcy, insolvency or other relief for debtors, whether federal or state, and such Party shall consent to or acquiesce in the entry of such order, judgment or decree, or the same shall remain unvacated and unstayed for an aggregate of sixty (60) days from the date or entry thereof, or any trustee, receiver, conservator or liquidator of such Party or of all or any substantial part of its properties shall be appointed without the consent of or acquiescence of such Party and such appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days. The terms “acquiesce” and “acquiescence”, as used herein, include, but are not limited to, the failure to file a petition or motion to vacate or discharge any order, judgment or decree providing for such appointment within the time specified by law.

Section 8.03 Remedies. If an Event of Default occurs and is continuing hereunder, then this Agreement may be terminated immediately by the non-defaulting Party, without obligation to or recourse by the defaulting Party. If a termination pursuant to Section 8.02 or this Section 8.03 occurs, the terminating Party shall have all rights and remedies allowed at law or in equity, subject however, to the specific limitations of liability set forth in Article IX.

ARTICLE IX

INDEMNIFICATION AND LIMITATION OF DAMAGES

Section 9.01 Indemnification.

(a) To the extent not otherwise covered by insurance and to the extent not prohibited by law, the Company shall indemnify and hold harmless the Administrator, its officers, directors, employees, and Affiliates, from and against all losses, claims, demands, damages, costs, expenses of any nature (including, but not limited to, reasonable attorneys’ fees and disbursements) or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitral or investigative (collectively, “Losses”) which are being incurred in its capacity as the Administrator and are resulting from or arising out of the Administrator’s performance of, or failure to perform, its obligations hereunder; provided, however, that the Administrator shall not have the right to be so indemnified for (i) costs or expenses that Administrator is expressly required to bear in accordance with the terms of this Agreement or (ii) Losses to the extent caused by or arising from the fraud, negligence, willful misconduct or willful violation of applicable law of the Administrator, Seller, Operator or any of their Affiliates or their respective subcontractors, or a breach of its or their obligations under this Agreement or other agreement with either the Project Company or the Company or for which any of such Persons are obligated to indemnify the Project Company, the Company or any Member (for the purposes of this Section 9.01(a), the Administrator shall not be deemed to be an “Affiliate” of the Company).

(b) To the extent not otherwise covered by insurance and to the extent not prohibited by law, subject to the specific limitations of liability set forth in this Article IX, the Administrator shall indemnify and hold harmless the Company, its officers, directors, employees and Affiliates from and against all Losses resulting from or arising out of the Administrator’s performance of its obligations hereunder; provided, however, that the Company shall not have the right to be so indemnified for Losses to the extent caused by or arising from (i) the fraud, negligence, willful misconduct or willful violation of Applicable Law of the Company or the Project Company, or their respective Affiliates, officers, directors, and employees, if any, or (ii) a breach of the Company’s obligations under this Agreement (for the purposes of this Section 9.01(b), the Administrator shall not be deemed to be an “Affiliate” of the Company), except, in the case of each of the foregoing clauses (i) and (ii), where the fraud, negligence, willful misconduct, willful violation of applicable law or breach was caused by the acts or omissions of the Administrator.

(c) Exclusion of Consequential Damages. Neither the Administrator, in such capacity, nor the Company, nor any of their officers, members, employees or Affiliates shall be liable for punitive, consequential, special, indirect or exemplary damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenues, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of any of the customers, members or affiliates of the Company, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law; provided, however, that the foregoing shall not apply to the extent an indemnified party is obligated to pay any such amount to a third Person.

Section 9.02 Liability. The aggregate liability of the Administrator under this Agreement shall be limited to the aggregate amount of the Administration Fee actually paid to the Administrator; provided such limitation of liability shall not apply to (a) any liability under this Agreement that is the result of the fraud, gross negligence, willful misconduct or willful violation of applicable law of the Administrator, and (b) events or circumstances in respect of which insurance proceeds have been received, it being the Parties’ specific intent that nothing contained herein is intended to, nor shall, relieve or limit any insurer’s obligation under any applicable insurance policy.

Section 9.03 Supremacy. The provisions expressed in this Article IX shall prevail over any conflicting or inconsistent provisions contained elsewhere in this Agreement and shall survive termination of this Agreement.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

Section 10.01 Representations and Warranties. Each Party represents and warrants, as of the date hereof, as follows:

(a) it is a limited liability company or a Corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b) it has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (ii) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law;

(d) the execution, delivery and performance of this Agreement do not violate (i) its constituent documents, (ii) any contract to which it is a party or to which any of its properties are subject, or (iii) any law, rule, regulation, order, writ, judgment, injunction, decree or determination to which it is subject or by which its properties are bound;

(e) no consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or any other Person is required for the due execution, delivery or performance of this Agreement by such Party other than has been obtained or given as of the date hereof; and

(f) there is no action, suit or proceeding at law or in equity or by or before any governmental authority, arbitral tribunal or other body now pending or threatened against it, which would reasonably be expected to have a material adverse effect on the transactions contemplated by this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Assignment.

(a) The Administrator may not assign its rights and obligations under this Agreement to any third party unless the prior written consent of the Company has been obtained (and/or the Consent of the Class A Members has been obtained where the Consent of the Class A Members is required under the Company LLC Agreement); provided that, notwithstanding the foregoing, the Administrator may assign its rights and obligations under this Agreement to an Affiliate of the Administrator under common control with the Administrator without the prior written consent of the Company.

(b) The Company may not assign its rights and obligations under this Agreement to any third party without the prior written consent of the Administrator.

(c) Notwithstanding the foregoing clauses (a) and (b), any Party may collaterally assign its rights under this Agreement to any party providing debt or equity financing to such Party without the consent of the other Parties.

Section 11.02 Authorization. Except as expressly authorized in writing by the Managing Member, or contemplated under the Services, the Administrator shall not have the right or the obligation to create any obligation or to make any representation on behalf of the Company.

Section 11.03 Governing Law, Jurisdiction, Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW OR OTHER PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN SANTA CLARA COUNTY, CALIFORNIA WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO ANY SUCH DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.

Section 11.04 Independent Contractor. Nothing contained in this Agreement and no action taken by any Party to this Agreement shall be (a) deemed to constitute any Party or any of such Party’s employees, agents or representatives to be an employee, agent or representative of the other Parties; (b) deemed to create any company, partnership, joint venture, association or syndicate among or between the Parties; or (c) except as contemplated under the Services, deemed to confer on any Party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of the other Parties, except as expressly authorized in writing.

Section 11.05 Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the Party giving such notice and shall be given to each other Party at its address or email address set forth in this Section 11.05 or at such other address or email address as such Party may hereafter specify by notice to the other Parties and shall be either delivered personally or sent by email or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (a) when successfully transmitted if given by email or (b) when delivered, if given by any other means. Notices shall be sent to the following addresses:

To the Administrator:

Bloom Energy Corporation

1299 Orleans Drive

Sunnyvale, California 94089

Attn: [***]

TelePhone: [***]

Fax: [***]

Email: [***]

To the Company:

2015 ESA HoldCo, LLC

c/o Bloom Energy Corporation

1252 Orleans Drive

Sunnyvale, California 94089-1137

Attn: [***]

Telephone: [***]

Fax: [***]

Email: [***]

With a copy to:

Exelon Generation Company, LLC

100 Constellation Way

Suite 1000

Baltimore, MD 21202

Attention: [***]

[***] Confidential Treatment Requested

With a copy to:

Constellation NewEnergy, Inc.

4 Houston Center

1331 Lamar Street

Houston, TX 77010

Attn: [***]

Section 11.06 Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.

Section 11.07 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by all Parties.

Section 11.08 Confidential Information. (a) Subject to the other terms of this Section 11.08, the Parties shall, and shall cause their Affiliates and their respective stockholders, members, subsidiaries and Representatives to, hold confidential all information they may have or obtain concerning Administrator, Company, and Project Company and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”), including, all materials furnished and information furnished by Administrator in performance of this Agreement, regardless of the form conveyed or whether financial or technical in nature, and including but not limited to, any trade secrets and propriety know how, all software, documentation, financial, marketing and nonpublic data with respect to the distribution and transmission facilities of the Transmitting Utility and other business information, all data related to the internal design and performance of the Facilities and any other material or information that is either marked as confidential or disclosed under circumstances that one would reasonably expect it to be confidential. Furthermore, the Company agrees that the Facilities and services performed hereunder contain Administrator’s valuable trade secrets, and further, Company agrees to maintain the secrecy of and not disclose without the express written permission of Administrator any trade secrets which the Company may have received from Administrator; provided, however, that Confidential Information shall not include information that (A) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Party or any of its Representatives or (B) is or becomes available to a Party or any of its Representatives on a nonconfidential basis from a source other than the other Party or its Representatives, provided that such source was not and is not bound by any contractual, legal or fiduciary obligation of confidentiality with respect to such information or (C) was or is independently developed or conceived by a Party or its Representatives without reference to the Confidential Information of any other Party.

(b) Confidential Information may be disclosed (A) as required or requested to be disclosed by a Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any applicable Legal Requirement or rule or regulation of any stock exchange, the Financial Industry Regulatory Authority, Inc. or other regulatory authority or self-regulatory authority having jurisdiction over such Party, (B) as required or requested by the IRS, the Department of Justice or the Office of the Inspector General in connection with a Facility, cash grant, or tax credits relating thereto, including in

[***] Confidential Treatment Requested

connection with a request for any private letter ruling, any determination letter or any audit or (C) as required under any Interconnection Agreement or PPA. If a Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party shall, to the extent permitted by Legal Requirements, provide the other Parties with prompt notice so that the other Parties may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 11.08(b) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or such other Parties waive compliance with the non-disclosure provisions of this Section 11.08(b) with respect to the information required to be disclosed, the first Party shall furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and shall exercise reasonable efforts, at the expense of the Party whose Confidential Information is being disclosed, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (B) above, to obtain reliable assurance that, to the maximum extent permitted by applicable Legal Requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.

(c) Notwithstanding the foregoing, a Party may disclose Confidential Information received by it to its actual or potential financing parties or investors and its and their employees, consultants, legal counsel or agents who have a need to know such information or a right to receive such information pursuant to the terms of this Agreement; provided that such Party informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, the terms of this Agreement, and that such terms apply to them. The Parties shall use commercially reasonable efforts to ensure that each such Person complies with the terms of this Agreement and that any Confidential Information received by such Person is kept confidential.

(d) Nothing herein shall be construed as prohibiting a Party from using such Confidential Information in connection with (i) any claim against another Party, (ii) any exercise by a Party of any of its rights hereunder, (iii) a financing or proposed financing by Administrator or the Project Company or Company or their respective Affiliates, (iv) a disposition or proposed disposition by Administrator or any Affiliate of Administrator of all or a portion of such Person’s direct or indirect equity interest in Administrator or (v) a disposition or proposed disposition by any direct or indirect Affiliate of the Company or the Project Company of all or a portion of such Person’s equity interests in the Company or the Project Company or an upstream owner of the Company; (vi) a disposition or proposed disposition by Project Company of any Bloom System or Facility; or (vii) any disclosure required to be made to a PPA Customer (or otherwise) under a PPA; provided that, in the case of items (iii), (iv), (v) and (vi), the potential financing party or purchaser has entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate financings or acquisitions before any such information may be disclosed and a copy of such confidentiality agreement has been provided to the non-disclosing Party for informational purposes, which copy of such confidentiality agreement may contain redactions of confidential information relating to the potential financing or purchaser, except as otherwise required to be disclosed pursuant to the Company LLC Agreement.

Section 11.09 Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the Parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory thereto.

Section 11.10 Discharge of Obligations. With respect to any duties or obligations discharged hereunder by the Administrator, the Administrator may discharge such duties or obligations through the personnel of an Affiliate of the Administrator; provided that, notwithstanding the foregoing, the Administrator shall remain fully liable hereunder for such discharged duties and obligations.

Section 11.11 Severability. Any provision of this Agreement that shall be held to be invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Parties shall negotiate in good faith a replacement provision or provisions that are valid and enforceable and that as closely as possible correspond to the spirit and purpose of the invalid or unenforceable provisions and this Agreement as a whole.

Section 11.12 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties and their successors and permitted assigns.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties have executed, or caused to be executed, this Administrative Services Agreement on the date first set forth above.

BLOOM ENERGY CORPORATION, a

Delaware corporation

By:	/s/ Randy Furr
Name:	Randy Furr
Title:	Chief Financial Officer

2015 ESA HOLDCO, LLC, a Delaware limited liability company

By:	/s/ William Brockenborough
Name:	William Brockenborough
Title:	Vice President

[Signature Page to Administrative Services Agreement with 2015 ESA HoldCo, LLC]